Exhibit 10.16

CONTRACT OF EMPLOYMENT

This Contract of Employment (the “Contract”), dated as of the 31st of March, 2021, is by and between Alternus Energy Group plc., an Irish company with registration number 642708 located at Suite 11, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15 (the “Company”) and Mr. Gary Swan, an individual and Irish citizen residing at 55 Heathervue, Greystones, Co. Wicklow. (the “Employee”).

Job Title

Your job title is “Chief Construction Officer” (or other suitable title to be agreed) reporting directly to the CEO. You will be required to be flexible in this role and undertake any such duties assigned to you by the Company from time to time. Such duties may fall outside the remit of your normal working duties.

Commencement Date

Your employment with the Company under the terms of this Contract shall commence on May 4th 2021 (the “Effective Date”).

Probationary Period

Your appointment is subject to the satisfactory completion of a probationary period of 6 months. During the probationary period, one week’s notice is required for the termination of employment from both you to the Company and the Company to you.

Remuneration

Your remuneration hereunder will comprise the following:

1.	Base Salary. Your salary shall be one hundred and eighty thousand euros (€180,000) per annum (the “Base Salary”) subject to deduction of statutory income taxes. The Base Salary shall be paid in substantially equal installments monthly or in accordance with the Company’s standard payroll practice. Base Salary will be reviewed on an annual basis at the discretion of the Company and in conjunction with the achievement of satisfactory performance.

2.	Car. In addition to the Base Salary, the Company will provide a car for your personal use up to a value of €90,000. This car must be all-electric and on the Leaseplan Ireland list of vehicles in this category. Under current tax legislation you will be subject to special benefit- in-kind (“BIK”) payments whereby the first €50,000 in value is exempt from BIK. You will be deducted the appropriate BIK amounts via payroll. Should legislation change, any new BIK will be deducted from payroll. A full Company car policy and terms will be agreed before the commencement date.

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

3.	Annual Bonus. In addition to the Base Salary, you will be eligible to earn a bonus of up to 75% of Salary based on you achieving certain milestone deliverables and the Company achieving specific operating objective and based on reasonable specific performance targets that shall be defined with the mutual agreement of yourself, the CFO and the CEO as will be agreed on or before June 30, 2021 and annually thereafter. The initial Bonus period will commence on the Effective Date to the end of 2021 and annually thereafter. Any Bonus amount earned for each calendar year will be payable on or before March 31 of the following year or under any other terms agreed in the bonus scheme. Unless otherwise expressly provided herein, whenever any annual amounts payable to you hereunder are to be prorated for any period of service less than a full year ending on December 31, such proration shall be determined by multiplying (x) the amount that would be payable for the full year by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable year for which you were employed by the Company pursuant to this Contract.

4.	Stock-based Compensation. In addition to the Base Salary and the Annual Bonus, you shall be eligible for stock and/or other stock-based incentive compensation awards, to be determined by the Company in its sole and absolute discretion. You will receive an initial grant of 75,000 of options in the Company. The Company is currently working on the most tax efficient option scheme for these, which will be provided in due course.

Benefits

As of the Effective Date, the Employee shall be entitled to participate in any existing employee benefit plans of the Company available to its employees generally, of which there are none currently, but which may include at some point in the future, health care, life, dental, vision, and disability insurance.

Expenses

Should you be required to incur business expenses, these will be reimbursed by the Company on the production of valid receipts. All such expenditure must have prior written approval from your Manager and be vouched with valid documentation in accordance with the Company’s expense policy.

Manager

You will report to the CEO or any such individual as is expressly communicated to you during the course of your employment.

Hours of Work

Your normal hours of work will be from 9:00am to 5:30pm, Monday through Friday. You may also be required to work such additional hours without payment as may be necessary for the proper performance of your duties. As such, some degree of flexibility may be required, and you will be expected to work appropriate hours in order to carry out your responsibilities. However, it is the policy of the Company that as far as possible, extensive working hours above the norm will not occur in accordance with the European Working Time Directive. Rest breaks will be granted in line with the Organisation of Working Time Act 1997.

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

Place of Work

Your normal place of work will be in Dublin from the office located at Blanchardstown and at locations as agreed with your Manager. The Company reserves the right to assign you to carry out your work, either on a temporary or permanent basis, at such other location as the Company may reasonably require, from time to time.

You may also be required to travel as requested, which may also include unsociable hours and/or require travel at weekends.

Holiday Entitlement

The company’s holiday year runs from January 1 to December 31. Your paid holidays will be twenty-four (24) working days per year (not to include Christmas when the office is closed for a period of 1 week) given in accordance with the provisions of Part III of the Organisation of Working Time Act, 1997. Under no circumstances may any holidays be carried forward into the next holiday year without prior arrangement. Employees who commence their employment during the course of the holiday year, will be entitled to a pro-rated proportion of the annual leave entitlement from the date at which the employment commences.

Any employee absent from the workplace by reason of certified sick leave will continue to accrue and retain annual leave entitlement. Should the employee be unable to take annual leave during the relevant leave year, an annual leave carryover period of fifteen (15) months after the leave year will apply. Should the employment be terminated during this time, payment in lieu of untaken annual leave will be provided. After this 15-month carryover period, all unused annual leave will be lost. When a termination of this contract occurs, and the paid holidays already taken exceed the paid holiday entitlement on the date of termination, the Company will be entitled to deduct the excess holiday pay from the final pay amount.

Notice of Holidays

You must give at least one (1) month’s prior notice of any intended holidays that you wish to take, and these may not be taken without the agreement of the Company. Holidays must be taken at times convenient to the running of the Company’s business and must be agreed with your Manager at least one month in advance.

Public Holidays

You are entitled to all public holidays applicable under the Organisation of Working Time Act 1997.

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

If a public holiday falls within the dates of your basic Company holiday entitlement you will be entitled to an additional day’s paid holiday for each public holiday.

The Company reserves the right to require you to work on a public holiday, in return for which you shall be entitled to extra holiday, equal to the period worked, to be taken as agreed with the Company.

Absence

If, for any reason other than exceptional circumstances, you are absent from the Company’s employment or unable to carry out the full duties of your employment, you must contact the Company within 30 minutes of your normal start time on the first day of such absence. Failure to do so will result in your absence being classed as unauthorised.

An original certificate from a qualified Medical Practitioner must be submitted to your Manager on the third day of continuous absence and on a weekly basis thereafter. Copies will not be accepted.

The Company reserves the right to request an employee to attend a Company nominated doctor, at the Company’s expense, at any reasonable time during their employment. You hereby authorise such doctor(s) to disclose and to discuss with the Company and its medical advisors the results of such examinations. Any employee who is absent through unauthorised or uncertified absence will be requested to attend a disciplinary investigation meeting and could face sanctions up to and including dismissal.

While the Company is under no legal obligation to pay employees who are absent due to illness, it is agreed that you will be afforded a maximum one month’s sick pay in any 12-month period. As you are entitled to sick pay, the Company will require you to sign over any Illness Benefit payment from the Department of Employment Affairs and Social Protection for as long as the sick pay continues.

Please refer to the Company’s handbook for information on unacceptable levels of absence.

Grievance Procedure

If you have any grievance, which you consider to be genuine in respect of any aspect of your employment you should raise the matter initially with the CEO or Head of Human Resources, and not with anyone else. You may be required to put any such grievance in writing. Having enquired into your grievance the CEO or Head of Human Resources will discuss it with you and having made such further investigation as he considers appropriate, will notify you of his or her decision. If the decision of the CEO or Head of Human Resources is not acceptable you may then refer the matter in writing to the Board of Directors whose decision will be final and binding.

When stating grievances, you may be accompanied by a fellow employee of your choice, but not by anyone not employed by the Company.

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

Disciplinary Procedure

The purpose of the disciplinary procedures is to ensure that the standards established by the Company’s rules are maintained and that any alleged failure to observe the Company’s rules is fairly dealt with. These procedures will only apply to employees who have successfully completed their probationary periods.

A full investigation will be undertaken into the circumstances of any disciplinary offence prior to the implementation of disciplinary action. It may be necessary, depending on the nature of the offence being investigated to suspend you on full pay whilst the necessary investigations are completed. Suspension is not a disciplinary action.

Disciplinary warnings will only be issued following a formal disciplinary meeting with you, at which you may be accompanied by a fellow employee (and not by anyone not employed by the Company unless the CEO should give prior consent.) You will be given an opportunity to respond to any complaint made before any decision on disciplinary action is taken.

Disciplinary action may take the following forms:

o	A verbal warning,
o	A written warning,
o	A final written warning,
o	Dismissal.

Dismissal may be with or without notice and may occur with or without any prior warnings depending on the circumstances.

The Company reserves the right in its absolute discretion to waive any of the penalties referred to in the clause above and substitute any one or more of the following penalties, namely: Demotion: The Company may demote you by notice in writing giving details of any consequential changes to your terms and conditions of employment. In particular, the notice will give details of any reduction to your salary and/or any loss of benefits and/or privileges consequent upon such demotion.

Suspension: The Company may suspend you from work with or without pay by notice in writing to this effect. Such notice will specify the dates of your suspension and the conditions applicable to your suspension.

Notice

Either party may terminate this agreement upon giving three month’s notice to the other. The Company reserves the right to pay salary in lieu of three months notice.

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

Where the employment is still in the probationary period, one week’s notice will be deemed sufficient. In the event of termination of employment through dismissal, all disciplinary matters will be dealt with in accordance with the Company disciplinary procedure.

Nothing in these terms and conditions of employment shall prevent the Company from terminating your employment without notice or salary in lieu of notice in appropriate circumstances. You may not terminate your employment without giving one month’s notice.

Nothing in this agreement shall prevent the giving of a lesser period of notice by either party where it is mutually agreed.

Restrictions

During the period of this Contract, you will devote the whole of your time and attention to the business of the Company and you undertake that during the period of this Contract you will not engage in any other activity which is likely to prejudice your ability to serve the Company, nor will you engage in any business activity which may cause a conflict of interest with the business of the Company. You will not at any time either during the period of this Contract or after its termination make use of or communicate, any of the trade secrets or confidential information of the Company which you may have obtained whilst in the service of the Company. Any discovery, invention or process made or discovered by you whilst in the employment of the Company and relating to the business of the Company will remain the property of the Company and must be disclosed to the Company, and you undertake to join with the Company at any time in applying for letters, patents or other appropriate licenses for such discovery, invention or process.

Ethos and Commitment

You shall at all times act loyally and in the best interests of the Company, promoting its efficiency and the good reputation of the business with customers, suppliers, other members of staff and all others having dealings with the Company. You shall in all your work encourage and work towards establishing a team spirit with colleagues, promoting a pleasant working atmosphere, and shall not deliberately annoy or antagonize or gossip about your work mates and colleagues or clients of the Company. You shall not on any account harass, whether sexually or otherwise, any of your colleagues, or act in a bullying or intimidating or harassing manner.

You shall demonstrate in your work the skill and aptitude commensurate with the experience and training which you claimed at the time of your interview for the position and shall subsequently demonstrate an improvement and increased ability and aptitude based on your experience with the Company.

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

Conflict of Interest

During this Contract you shall not (except as a representative or nominee of the Company or any affiliate of the Company or otherwise with the prior consent in writing of your Manager) be directly or indirectly engaged, concerned or interested in any other business which:

(a)	is wholly or partly in competition with any business carried on by the Company or any affiliate of the Company by itself or themselves or in partnership, common ownership or as a joint venture with any third party; or

(b)	as regards any goods or services, is a supplier to or customer of the Company or any affiliate of the Company.

Inventions

If at any time during your employment you (whether alone or with any other person or persons) make any invention, whether relating directly or indirectly to the business of the Company, you shall promptly disclose to the Company full details, including drawings and models, of such invention to enable the Company to determine whether it is a “Company Invention”. If the invention is a Company Invention you shall hold it in trust for the Company, and at the request and expense of the Company do all things necessary or desirable to enable the Company, or its nominee, to obtain the benefit of the Company Invention and to secure patent or other appropriate forms of protection for it throughout the world. Decisions as to the patenting and exploitation of any Company Invention shall be at the sole discretion of the Company.

Copyright

You shall promptly disclose to the Company all copyright works or designs originated, conceived, written, or made by you alone or with others (except only those works originated, conceived, or written, or made by you outside your normal working hours and wholly unconnected with your employment) and shall until such rights shall be fully and absolutely vested in the Company, hold them in trust for the Company. You also agree that by your signature to this agreement you hereby

o	Irrevocably assign by way of future assignment all copyright design rights and other proprietary rights, if any, for the full terms thereof throughout the world in respect of all copyright works or designs originated, conceived, written, or made by you alone or with others (except only those works originated, conceived, or written, or made by you outside your normal working hours and wholly unconnected with your employment) during the period of your employment; and

o	Irrevocably and unconditionally waive, in favour of the Company, any and all moral rights conferred on you by law for any work in which copyright or design right is vested in the Company.

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

Data Protection

As an employee of the Company, your personal details will be stored in order that the Company may effectively administer this employment agreement. It is a term of this contract that you agree to the Company processing such information. Further information, including how you can access this information, will be given to you on commencement.

Confidentiality

You shall not either during your employment or at any time for one year after its termination:

o	Disclose confidential information to any person or persons (except to those authorised by the Company to know or as otherwise required by law);

o	use confidential information for your own purposes or for any purposes other than those of the Company; or otherwise required by law);

o	through any failure to exercise all due care and diligence cause any unauthorised disclosure of any confidential information of the Company (including in particular any software, schemes, designs, ideas, programmes, calculations, tools, lists or details of customers of the Company or information relating to the working of any process or invention carried on or used by the Company or any Company Invention) or in respect of which the Company is bound by an obligation of confidence to a third party.

These restrictions shall cease to apply to information or knowledge which may (otherwise than through your default) become available to the public generally. All notes, memoranda, records, documents, or computer disks made by you relating to the business of the Company or its Associated companies shall be and remain the property of the Company or an affiliate Company to whose business they relate and shall be delivered by you to the Company to which they belong forthwith upon request.

Acceptance of Gifts

You may not without prior written consent of Executive Management accept gifts of any kind in respect of any sale or purchase of any goods or services effected, or other business transacted by the Company or any associated Company.

Gross misconduct

The following are examples of Gross Misconduct offences and as such may result in summary dismissal. This list is not exhaustive.

o	Fighting, physical assault;

o	Gross insubordination to your supervisor, or the management of the Company or the use of aggressive or abusive behaviour or harassment or bad language, towards any other employee of the Company;

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

o	Theft, willful damage or negligence which leads to damage to the property belonging to the Company or other employees;

o	Fraud or any other offence committed against the Company which would be a breach of the law;

o	Intoxication while at your place of work or while representing the Company by reason of drink or drugs. Having illegal drugs at your place of work, or the use of such illegal drugs; or

o	Giving false information or deliberately omitting relevant information on your curriculum vitae or job application form.

Health and Safety

The Company will take all reasonably practicable steps to ensure your health, safety and welfare while at work. However, you are the person primarily responsible for taking care to avoid accidents to yourself. You have a duty while at work to take reasonable care for the health and safety of yourself and of other persons who may be affected by your acts or omissions. You have a duty to cooperate with the Company in complying with any statutory duty or requirements concerning health and safety at work.

Variation of Contract or Company Policies

The Company reserves the right to make reasonable changes to your terms of employment, and Company policies and procedures, and where appropriate, these will be notified to you by way of general notice to take effect immediately.

Any significant changes will be notified to you, in writing, one month in advance. You will be deemed to have accepted these changes if you do not object by the end of the one month period.

Lay-Off / Short-Time

The Company reserves the right to lay you off work or reduce working hours where it is unable to maintain you in employment or in full-time employment. As much notice as possible will be given should these circumstances arise. You will not be paid during a lay-off period, and will only be paid for hours worked during periods of short-time.

Survival

It is the express intention and agreement of the parties hereto that the provisions of this Agreement are intended to survive the term of the Employee’s employment.

Severability

Should any provision of this Agreement be held invalid, void, or unenforceable for any reason, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of the Agreement and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com

Law

Irish Law shall govern this agreement and disputes arising under or about it should be subject to the exclusive jurisdiction of the Irish Courts.

Entire Agreement.

This Agreement, and the policies and procedures contained in the Company handbook as varied from time to time constitutes the complete understanding between the Employee and Company concerning the terms of the Employee’s employment. All prior representations, agreements, arrangements and understandings between or among the Employee and the Company, whether oral or written, have been fully and completely merged herein and are fully superseded by this Agreement.

The Employee acknowledges that they have read and understands this Agreement and agrees that they have freely and voluntarily entered into this Agreement without duress or undue influence imposed of any kind.

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first set forth above.

Signed:	/s/ Gary Swan	Date:

For the Employee

Signed:	/s/ Vincent Browne	Date:

For the Employer

Alternus Energy Group Plc.
Suite 9-10, Plaza 212, Blanchardstown Corporate Park 2, Dublin 15, D15 PK64, Ireland	www.alternusenergy.com
CRN: 642708	contact@alternusenergy.com